As filed with the Securities and Exchange Commission on February 4, 2013
Registration No. 333-183646

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 ON FORM S-8
TO FORM S-4 REGISTRATION STATEMENT
Under The Securities Act of 1933

DIGITALGLOBE, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware		31-1420852
(State or Other Jurisdiction of Incorporation or Organization)		(I.R.S. Employer Identification No.)
1601 Dry Creek Drive, Suite 260 Longmont, Colorado 80503
(Address, Including Zip Code, of Registrant's Principal Executive Offices)

The 2003 Employee Stock Incentive Plan of Orbital Imaging Corporation 2006 Omnibus Stock and Performance Incentive Plan of GeoEye, Inc. GeoEye, Inc. 2010 Omnibus Incentive Plan
(Full Title of the Plan)
Daniel L. Jablonsky Senior Vice President, Secretary and General Counsel DigitalGlobe, Inc. 1601 Dry Creek Drive, Suite 260 Longmont, Colorado 80503 (303) 684-4000
(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non−accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b−2 of the Exchange Act.
Large accelerated filer ☒	Accelerated filer ☐
Non−accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE
Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount Of Registration Fee (2)
Common Stock, par value $0.001 per share		N/A	N/A	N/A
The 2003 Employee Stock Incentive Plan of Orbital Imaging Corporation	137,860(3)	N/A	N/A	N/A
2006 Omnibus Stock and Performance Incentive Plan of GeoEye, Inc.	789,319(4)	N/A	N/A	N/A
GeoEye, Inc. 2010 Omnibus Incentive Plan	567,907(5)	N/A	N/A	N/A
Total	1,495,086	N/A	N/A	N/A

(1) Pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), this Registration Statement also covers such additional shares of Common Stock, par value $0.001 per share, of DigitalGlobe, Inc. (the “Common Stock”) that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant's receipt of consideration which results in an increase in the number of the outstanding shares of Common  Stock.

(2) Not applicable.  All filing fees payable in connection with the registration of these securities were already paid in connection with the filing of the Registration Statement on Form S-4 on August 30, 2012, as amended by Amendment No. 1 filed on October 10, 2012, and Amendment No. 2 filed on October 25, 2012.  Accordingly, no additional filing fee is required.  See “Explanatory Note.”

(3) Represents shares of Common Stock issuable under outstanding stock options granted under The 2003 Employee Stock Incentive Plan of Orbital Imaging Corporation that were assumed by the Registrant pursuant to the Agreement and Plan of Merger (as amended, the “Merger Agreement”) among the Registrant, GeoEye, Inc., 20/20 Acquisition Sub, Inc., and WorldView, LLC.

(4) Represents shares of Common Stock issuable under outstanding stock options, restricted stock awards or restricted stock units granted under the 2006 Omnibus Stock and Performance Incentive Plan of GeoEye, Inc. that were assumed by the Registrant pursuant to the Merger Agreement.

(5) Represents shares of Common Stock issuable under outstanding stock options, restricted stock awards or restricted stock units granted under the GeoEye, Inc. 2010 Omnibus Incentive Plan that were assumed by the Registrant pursuant to the Merger Agreement.

This Registration Statement shall become effective upon filing in accordance with Rule 462(a) under the Securities Act.

EXPLANATORY NOTE

DigitalGlobe, Inc. (the “Registrant”), hereby amends its Registration Statement on Form S−4 (Registration No. 333-183646) filed with the Securities and Exchange Commission (the “Commission”) on August 30, 2012, as amended by Amendment No. 1 filed on October 10, 2012, and Amendment No. 2 filed on October 25, 2012, which the Commission declared effective on October 30, 2012, by filing this Post−Effective Amendment on Form S-8 (this "Registration Statement", or “Post-Effective Amendment No. 1”).

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

In accordance with the Note to Part I of Form S-8, the information specified by Part I of Form S-8 has been omitted from this Registration Statement.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The Registrant hereby incorporates by reference into this Registration Statement the following documents:
1.	the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2011, filed with the Commission on February 29, 2012;
2.
the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, filed with the Commission on May 1, 2012, Quarterly Report on Form 10−Q for the quarter ended June 30, 2012, filed on July 31, 2012 and the Quarterly Report on Form 10−Q for the quarter ended September 30, 2012, filed on October 31, 2012;

3.
the Registrant’s Current Reports on Form 8−K, filed on March 12, 2012, March 15, 2012, April 10, 2012, May 7, 2012 (two reports), May 25, 2012, May 30, 2012, June 21, 2012, July 23, 2012, July 24, 2012, August 30, 2012, September 24, 2012, December 3, 2012, January 22, 2013, January 25, 2013 and January 31, 2013 (other than any portion of any documents not deemed to be filed); and

4.
the description of the Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on May 6, 2009 and any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Statements contained in this Registration Statement or in a document incorporated by reference may be modified or superseded by later statements in this Registration Statement or by statements in subsequent documents incorporated by reference, in which case you should refer to the later statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

The following summary is qualified in its entirety by reference to the complete copy of the General Corporation Law of the State of Delaware (the "DGCL"), and the Registrant’s amended and restated certificate of incorporation and amended and restated bylaws.

The Registrant’s amended and restated certificate of incorporation and amended and restated bylaws provide that the Registrant will indemnify its directors and officers to the fullest extent permitted by the DGCL. In addition, as permitted by the DGCL, the certificate of incorporation limits or eliminates the personal liability of directors for a breach of their fiduciary duties of care as a director. The duty of care generally requires that, when acting on behalf of a company, directors exercise an informed business judgment based on all material information available to them. Consequently, a director will not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for: any breach of the director’s duty of loyalty to the Registrant or its stockholders; acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; unlawful payment of dividends or unlawful stock repurchases or redemptions; and any transaction from which the director derived an improper personal benefit.

If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of the Registrant’s directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. The Registrant’s amended and restated certificate of incorporation does not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, remain available under Delaware law. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws.

The Registrant may purchase and maintain insurance covering its directors and officers against any liability asserted against any of them and incurred by any of them, whether or not the Registrant would have the power to indemnify them against such liability under the bylaws. In addition, the Registrant is required to advance expenses (including attorney’s fees) incurred by a director or officer defending an action if that person undertakes to repay the Registrant if he or she is ultimately determined not to be entitled to be indemnified by the Registrant. The indemnification provided by the Registrant’s amended and restated certificate of incorporation is not exclusive of any rights to which those seeking indemnification may be entitled under the amended and restated certificate of incorporation, the bylaws, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

The Registrant believes these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. The Registrant also maintains directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in the Registrant’s amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit the Registrant and its stockholders. A stockholder’s investment may be harmed to the extent the Registrant pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Registrant’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

Item 7.	Exemption From Registration Claimed

Not applicable.

Item 8.	Exhibits

The exhibits to this Post-Effective Amendment No. 1 are listed in the Exhibit Index hereto and are incorporated by reference herein.

Item 9.	Undertakings

(a)  The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this Item do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Longmont, State of Colorado, on this 4th day of February, 2013.

DIGITALGLOBE, INC.
By:	/s/ Jeffrey R. Tarr
Name: Jeffrey R. Tarr
Title: President and Chief Executive Officer, Director

Pursuant to the requirements of the Securities Act this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Jeffrey R. Tarr	President and Chief Executive Officer, Director	February 4, 2013
Jeffrey R. Tarr
*	Executive Vice President and Chief Financial Officer and Treasurer	February 4, 2013
Yancey L. Spruill	(Principal Financial and Accounting Officer)

*	Director	February 4, 2013
Nick S. Cyprus

*	Director	February 4, 2013
Gen. Howell M. Estes III

*	Director	February 4, 2013
Warren C. Jenson

*	Director	February 4, 2013
Kimberly Till

*	Director	February 4, 2013
James M. Whitehurst

/s/ James A. Abrahamson	Director	February 4, 2013
James A. Abrahamson

/s/ Martin C. Faga	Director	February 4, 2013
Martin C. Faga

Signature	Title	Date

/s/ Lawrence A. Hough	Director	February 4, 2013
Lawrence A. Hough

/s/ Michael P.C. Carns	Director	February 4, 2013
Michael P.C. Carns

* As Attorney-in-fact
By:	/s/ Jeffrey R. Tarr
Jeffrey R. Tarr

INDEX TO EXHIBITS

Exhibit No.	Description
4.1
Amended and Restated Certificate of Incorporation of DigitalGlobe, Inc., dated May 18, 2009 (incorporated herein by reference to Exhibit 3.1 to Registrant’s Annual Report on Form 10-K for the year ended December 31, 2009 filed on February 24, 2010 (File No. 001-34299))

4.2
Amended and Restated By-Laws of DigitalGlobe, Inc. (incorporated herein by reference to Exhibit 3.2 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, filed on August 12, 2009 (File No. 001-34299))

4.3	Certificate of Designation of Series A Convertible Preferred Stock (incorporated herein by reference to Exhibit 3.1 to Registrant’s Form 8-K filed on January 31, 2013 (File No. 001-34299))
4.4	The 2003 Employee Stock Incentive Plan of Orbital Imaging Corporation
4.5	2006 Omnibus Stock and Performance Incentive Plan of GeoEye, Inc.
4.6	GeoEye, Inc. 2010 Omnibus Incentive Plan
4.7	GeoEye, Inc. Amendment to the 2010 Omnibus Incentive Plan
5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding legality of securities being registered
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1)
24.1	Power of Attorney (previously filed)